As filed with the Securities and Exchange Commission on February 23, 1999
                                                 Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            -----------------------

                                   FORM S-6
                            -----------------------


               FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
                    OF SECURITIES OF UNIT INVESTMENT TRUSTS
                           REGISTERED ON FORM N-8B-2

                             --------------------

  A.  Exact Name of Trust:
                        MUNICIPAL INVESTMENT TRUST FUND
                            MULTISTATE SERIES--407
                              DEFINED ASSET FUNDS
  B.  Names of Depositors:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                           SALOMON SMITH BARNEY INC.
                           PAINEWEBBER INCORPORATED
                           DEAN WITTER REYNOLDS INC.

C. Complete address of Depositors' principal executive offices:

 MERRILL LYNCH, PIERCE, FENNER & SMITH               SALOMON SMITH BARNEY INC.
              INCORPORATED                             388 GREENWICH STREET
          DEFINED ASSET FUNDS                               23RD FLOOR
             P.O. BOX 9051                             NEW YORK, N.Y. 10013
       PRINCETON, N.J. 08543-9051

       DEAN WITTER REYNOLDS INC.                     PAINEWEBBER INCORPORATED
         TWO WORLD TRADE CENTER                     1285 AVENUE OF THE AMERICAS
               59TH FLOOR                              NEW YORK, N.Y. 10019
          NEW YORK, N.Y. 10048

D. Names and complete addresses of Agents for service:

    TERESA KONCICK, ESQ.                             DOUGLAS LOWE, ESQ.
          P.O. BOX 9051                              DEAN WITTER REYNOLDS INC.
    PRINCETON, N.J. 08543-9051                        TWO WORLD TRADE CENTER
                                                            59TH FLOOR
                                                       NEW YORK, N.Y. 10048

         MICHAEL KOCHMANN                                ROBERT E. HOLLEY
       388 GREENWICH STREET                         1285 AVENUE OF THE AMERICAS
       NEW YORK, N.Y. 10013                            NEW YORK, N.Y. 10019

                            -----------------------

                                  Copies to:
                         PIERRE DE SAINT PHALLE, ESQ.
                             DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10017
                            -----------------------

E: Title of Securities being registered:

       AN INDEFINITE NUMBER OF UNITS OF BENEFICIAL INTEREST PURSUANT TO
              RULE 24F-2 PROMULGATED UNDER THE INVESTMENT COMPANY
                           ACT OF 1940, AS AMENDED.

F: Approximate date of proposed sale to the public:

           AS SOON AS PRACTICABLE AFTER THE ACQUISITION AND DEPOSIT
                        OF THE UNDERLYING OBLIGATIONS.

                            -----------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                                              DEFINED ASSET FUNDS(sm)

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            SUBJECT TO COMPLETION, PROSPECTUS DATED FEBRUARY 23. 1999

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                                                MUNICIPAL INVESTMENT TRUST FUND
AN INDEFINITE NUMBER OF UNITS         MULTISTATE SERIES-406 DEFINED ASSET FUNDS
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                                     PART II
                ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

       A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:





                                                                 SEC FILE OR
                                                             IDENTIFICATION NO.
                                                        -----------------------

Merrill Lynch, Pierce, Fenner & Smith Incorporated................ 8-7221
Salomon Smith Barney Inc.......................................... 8-8177
PaineWebber Incorporated.......................................... 8-16267
Dean Witter Reynolds Inc.......................................... 8-14172

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:


Merrill Lynch, Pierce, Fenner & Smith Incorporated................13-5674085
Salomon Smith Barney Inc..........................................13-1912900
PaineWebber Incorporated..........................................13-2638166
Dean Witter Reynolds Inc..........................................94-0899825
The Chase Manhattan Bank .........................................13-4994650


                                   UNDERTAKING

              The Sponsors undertake that they will not instruct the Trustee to accept from (i) Asset Guaranty Reinsurance Company, Municipal Bond Investors Assurance Corporation or any other insurance company affiliated with any of the Sponsors, in settlement of any claim, less than an amount sufficient to pay any principal or interest (and, in the case of a taxability redemption, premium) then due on any Security in accordance with the municipal bond guaranty insurance policy attached to such Security or (ii) any affiliate of the Sponsors who has any obligation with respect to any Security, less than the full amount due pursuant to the obligation unless such instructions have been approved by the Securities and Exchange Commission pursuant to Rule 17d-1 under the Investment Company Act of 1940.

               A supplemented Final prospectus of Municipal Investment Trust Fund Multistate Series-404 Defined Asset Funds (Reg. 333-66235), Municipal Investment Trust Fund Multistate Series--405 Defined Asset Funds (Reg. 333-67001) and Municipal Investment Trust Fund Multistate Series--406 Defined Asset Funds (Reg. 333-70109) which are incorporated herein by reference, may be used as preliminary prospectuses for this Series.



                       CONTENTS OF REGISTRATION STATEMENT

     THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

     The facing sheet of Form S-6.

     The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Registration Statement of the Municipal Investment Trust Fund, Multistate Series D, 1933 Act File No. 2-88883).

     The Prospectus.

     Additional Information not included in the Prospectus (Part II).

     The following exhibits:


      1.1  -- Form of Trust Indenture (incorporated by reference to Exhibit
              1.1 to the Registration Statement of Defined Asset Funds, Municipal Defined Fund Series 2, 1933 Act File No. 333-61285).
    1.1.1  -- Form of Standard Terms and Conditions of Trust Effective
              October 21, 1993 (incorporated by reference to Exhibit 1.1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate Series-48, Defined Asset Funds, 1933 Act File No. 33-50247).
      1.2 -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration Statement of The Corporate Income Fund, One Hundred Ninety-Fourth Monthly Payment Series, 1933 Act File No. 2-90925).
      2.1 -- Form of Certificate of Beneficial Interest (included in Exhibit 1.1.1).
     *3.1 -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their name under the heading "How the Fund Works --Legal Opinion" in the Prospectus.
     *4.1 --  Consent of the Evaluator.
     *5.1 --  Consent of independent public accountants.
      9.1 -- Information Supplement (incorporated by reference to Exhibit 9.1 to Amendment No. 4 to the Registration Statement of Municipal Investment Trust Fund, Insured Series--207, 1933 Act File 333-54037).

-------------------

*    To be filed with Amendment to Registration Statement.



                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 23RD DAY OF FEBRUARY, 1999.

     Signatures appear on pages R-3, R-4, R-5 and R6.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Salomon Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.


MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
   DEPOSITOR


By the following persons, who constitute a         Powers of Attorney have been
   majority of the Board of Directors of Merrill   filed under Form SE and  the
   Lynch, Pierce, Fenner & Smith                   following 1933 Act  File
   Incorporated:                                   Numbers: 333-70593

      HERBERT M. ALLISON, JR.
      GEORGE A. SCHIEREN
      JOHN L. STEFFENS



By    J. DAVID MEGLEN
      (As authorized signatory for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)



SALOMON SMITH BARNEY INC.
   DEPOSITOR


By the following persons, who constitute a  Powers of Attorney have been
   majority of the Board of Directors of    filed under the 1933 Act
   Salomon Smith Barney Inc.:               File Numbers:  333-63417 and
                                            333-63033.
      MICHAEL A. CARPENTER
      DERYCK C. MAUGHAN



By    GINA LEMON
      (As authorized signatory for Salomon
      Smith Barney Inc. and Attorney-in-fact
      for the persons listed above)





PAINEWEBBER INCORPORATED
   DEPOSITOR


By the following persons, who constitute         Powers of Attorney have been
   the Board of Directors of PaineWebber         filed under Form SE and the
   Incorporated:                                 following 1933 Act File
                                                 Number: 2-61279


     MARGO N. ALEXANDER
     TERRY L. ATKINSON
     BRIAN M. BAREFOOT
     STEVEN P. BAUM
     MICHAEL CULP
     REGINA A. DOLAN
     JOSEPH J. GRANO, JR.
     EDWARD M. KERSCHNER
     JAMESP. MacGILVRAY
     DONALD B. MARRON
     ROBERT H. SILVER
     MARK B. SUTTON




By    ROBERT E. HOLLEY
      (As authorized signatory for
      PaineWebber Incorporated and
      Attorney-in-fact for the persons listed
      above)



DEAN WITTER REYNOLDS INC.
   DEPOSITOR


By the following persons, who constitute a    Powers of Attorney have been filed
majority of the Board of Directors of Dean    under Form SE and the following
Witter Reynolds Inc.:                         1933 Act File Number: 33-17085
                                              and 333-13039

      RICHARD M. DeMARTINI
      ROBERT J. DWYER
      CHRISTINE A. EDWARDS
      JAMES F. HIGGINS
      MITCHELL M. MERIN
      STEPHEN R. MILLER
      RICHARD F. POWERS III
      PHILIP J. PURCELL
      THOMAS C. SCHNEIDER
      WILLIAM B. SMITH


By    MICHAEL D. BROWNE
      (As authorized signatory for Dean Witter
      Reynolds Inc. and Attorney-in-fact for the persons listed above)